Exhibit 10.3

PROPOSAL 6 APPROVAL OF THE ENGILITY HOLDINGS, INC. AMENDED AND RESTATED 2012 LONG TERM PERFORMANCE PLAN

Prior to the Spin-Off, on July 6, 2012, our Board adopted the Engility Holdings, Inc. 2012 Long Term Performance Plan (the “LTPP”) and, on July 16, 2012, L-3 Corporation, as our sole stockholder, approved the LTPP. In April 2013, our Board approved an amendment and restatement of the LTPP (the “Amended and Restated LTPP”), which approval is subject to stockholders approving this Proposal 6. The primary purpose of the amendments to the LTPP is to (i) amend the plan to include all future equity issuances to non-employee directors under the LTPP instead of through the Engility Holdings, Inc. 2012 Directors Stock Incentive Plan (the “DSIP”), a separate equity plan currently used solely for non-employee directors, (ii) increase the number of shares of Common Stock authorized for issuance under the LTPP by 1,471,094 shares, (iii) include limits on the amount of annual equity grants to non-employee directors, (iv) modify the way that shares issued under “full value” awards granted under the LTPP are counted for purposes of calculating the number of authorized shares under the plan that have been issued and (v) to expand the scope of the performance measures that may be utilized for awards granted under the plan. In addition, the approval of the Amended and Restated LTPP is intended to allow the Compensation Committee to make awards that may satisfy the requirements of Section 162(m) of the Code with respect to certain performance-based awards that may be granted under the LTPP.

If the Amended and Restated LTPP is approved by stockholders at the Annual Meeting, it will become immediately effective as of the date of the Annual Meeting and the Company will cease issuing new awards under the DSIP. If stockholders do not approve the Amended and Restated LTPP, the LTPP and DSIP will each continue in effect in their existing forms, except that we will be limited in our ability to claim a tax deduction for certain compensation expenses associated with performance-based awards. While there can be no assurance that we will be able to claim a tax deduction in respect of awards under the Amended and Restated LTPP, the Board believes it is in our best interest to be in a position to do so and therefore, recommends that the stockholders vote to approve the Amended and Restated LTPP.

As of March 26, 2013, a total of 2,800,000 and 200,000 shares were authorized for issuance under the LTPP and the DSIP, respectively, of which 1,098,906 and 174,548 shares remained available for issuance under future awards. If stockholders approve the Amended and Restated LTPP, no new awards would be issuable under the DSIP, and the total number of shares authorized for grant under the Amended and Restated LTPP would be 2,570,000, minus awards granted after March 26, 2013 under either the LTPP or the DSIP. We expect that if the Amended and Restated LTPP is approved by our stockholders, the additional shares would be sufficient to allow us to make equity awards in the amounts we believe are necessary to attract, motivate, retain and reward talented and experienced individuals for the next three to four years.

The LTPP is currently silent with respect to the effect that shares issued under “full value” awards (i.e., all awards other than stock options or stock appreciation rights (“SARs”)) will have on the aggregate shares reserved for issuance under the LTPP. If stockholders approve the Amended and Restated LTPP, shares issued under full value awards, or awards under the DSIP, granted after March 26, 2013 would count as 1.68 shares against the remaining share reserve. Shares issued under awards of stock options or SARs after March 26, 2013 will continue to count as 1.00 share against the remaining share reserve. Accordingly, if stockholders approve the Amended and Restated LTPP, of the 2,570,000 shares that would be available for grant under future awards, a maximum of 1,529,761 shares would be available for grant under full value awards.

As of March 26, 2013, our non-employee directors hold an aggregate of 25,452 restricted stock units. The Company will not grant any other equity awards under the DSIP prior to the Annual Meeting, and, as stated above, will cease issuing new awards under the DSIP in the event the Amended and Restated LTPP is approved by stockholders at the Annual Meeting.

As of March 26, 2013, a total of 1,301,601 shares were or may be issuable in respect of outstanding awards under the LTPP and the DSIP. Of these shares, a total of 172,562 shares were or may be issuable in respect of stock options with a weighted average exercise price of $17.72 and a weighted average remaining contractual term of 5.1 years. The remaining 1,129,039 shares were or may be issuable in respect of restricted stock units and performance shares based on the assumption that the maximum levels of performance applicable to the performance shares will be achieved.

DESCRIPTION OF THE AMENDED AND RESTATED LTPP

The following is a description of the purpose and the material provisions of the Amended and Restated LTPP. The following description of the Amended and Restated LTPP is not complete and is qualified in its entirety by reference to the full text of the Amended and Restated LTPP, which is attached as Appendix B to this proxy statement.

PURPOSE

The purpose of the Amended and Restated LTPP is to benefit our stockholders by encouraging high levels of performance by individuals who contribute to our success, and that of our subsidiaries, and to enable us and our subsidiaries to attract, motivate, retain and reward talented and experienced individuals. This purpose is to be accomplished by providing eligible individuals with an opportunity to obtain or increase a proprietary interest in us and/or by providing eligible individuals with additional incentives to join or remain with us and our subsidiaries.

PLAN HIGHLIGHTS

The Amended and Restated LTPP authorizes the grant of equity-based and cash-based compensation to our employees, directors and other service providers in the form of stock options, SARs, restricted shares, restricted share units and other share-based awards. Some of the key features of the Amended and Restated LTPP and our related compensation policies are highlighted below.

•	The Amended and Restated LTPP is designed to allow awards made under the plan to qualify as “performance-based compensation” under Section 162(m) of the Code.

•	Restricted shares granted to employees generally are subject to a minimum three-year vesting requirement (or one-year in the case of awards subject to performance-based vesting conditions).

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Dividends or dividend equivalents paid with respect to awards that vest based on the achievement of performance goals shall be accumulated until such award is earned, and the dividends or dividend equivalents shall not be paid if the performance goals are not satisfied.

•	The Amended and Restated LTPP prohibits the use of “discounted” stock options or SARs.

•	The Amended and Restated LTPP generally prohibits the re-pricing of stock options and SARs without stockholder approval, except in connection with certain enumerated corporate events.

•	The Amended and Restated LTPP limits the amount of awards that may be granted to our non-employee directors annually.

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Performance-based awards granted under the Amended and Restated LTPP may also be subject to forfeiture or repayment pursuant to the terms of our Executive Compensation Recovery Policy described on page 36 of this proxy statement.

ELIGIBILITY; PLAN BENEFITS

Awards under the Amended and Restated LTPP may be granted to any employee, including any officer, or director of the Company or any of its subsidiaries or to any other individual who provides services to or on behalf of the Company or any of its subsidiaries, subject to the discretion of the Compensation Committee to determine the particular employees and other individuals who, from time to time, will be selected to receive awards. Except as described above, the amount of each participant’s future awards under the Amended and Restated LTPP will be determined based on the discretion of the Compensation Committee and therefore is not determinable at this time. For a discussion of plan benefits, see “New Plan Benefits” below.

TYPES OF AWARDS

Awards under the Amended and Restated LTPP may be in the form of non-qualified stock options, incentive stock options, SARs, restricted stock and other share-based awards, such as performance-based awards. Awards may be granted singly or in combination with other awards, consistent with the terms of the Amended and Restated LTPP. Each award will be evidenced by an award agreement entered into between the Company and the recipient setting forth the specific terms and conditions applicable to that award. Unless otherwise designated by the Compensation Committee, awards under the Amended and Restated LTPP generally will be nontransferable by a holder (other than by will or the laws of descent and distribution) and rights thereunder generally will be exercisable during the holder’s lifetime only by the holder. Transfers for value are prohibited. An award exercisable after the death of a participant may be exercised by the legatees, personal representatives or distributees of the participant. The maximum term of unvested or unexercised awards under the Amended and Restated LTPP is ten years from the initial grant date. However, the Compensation Committee may provide, at or after the grant, that the time period over which a stock option awarded pursuant to the Amended and Restated LTPP (other than an incentive stock option or a SAR) may be exercise will be automatically extended if, on the scheduled expiration of such award, the participant’s exercise of such award would violate applicable securities laws.

Stock options authorized under the Amended and Restated LTPP are rights to purchase a specified number of shares of the Common Stock at an exercise price of not less than the fair market value of the Common Stock on the grant date during the period set forth in the individual participant’s award agreement. Ordinary dividends and dividend equivalents may not be paid on unissued shares underlying option awards. Stock options that are granted as incentive stock options will be granted with such additional terms as are necessary to satisfy the applicable requirements of Section 422 of the Code. The fair market value of the Common Stock for which incentive stock options are exercisable for the first time by an optionee during any calendar year cannot exceed $100,000 (measured as of the grant date) under current tax laws. Other awards are not limited in this manner.

SARs may be granted either on a freestanding basis or in ‘‘tandem’’ with a stock option, such that the exercise of either the option or the SAR cancels the recipient’s rights under the tandem award with respect to the number of shares so exercised. SARs entitle the recipient to receive, upon exercise of the SAR, an amount (payable in cash and/or Common Stock or other property) equal to the amount of the excess, if any, of the fair market value of a share of the Common Stock on the date the SAR is exercised (or some lesser ceiling amount) over the base price of the SAR, which cannot be less than the fair market value of a share of the Common Stock on the date the SAR was awarded. Ordinary dividends and dividend equivalents may not be paid on unissued shares underlying SARs.

Restricted stock is Common Stock issued to the recipient, typically for minimal lawful consideration and subject to certain risks of forfeiture and restrictions and limitations on transfer, the vesting of which may depend on individual or corporate performance, continued service or other criteria.

Other incentive awards might include minimum ownership stock, phantom stock or units, performance stock or units, bonus stock or units, dividend equivalent units, similar securities or rights and other awards payable in or with a value derived from or a price related to the fair market value of the Common Stock, payable in Common Stock and/or cash, all on such terms as the Compensation Committee may approve. Such awards may be granted, become vested or become payable based upon the continued employment of a participant, or upon the attainment of specified corporate or individual performance goals (as in the case of performance stock or units). Dividends or dividend equivalents paid with respect to awards that vest based on the achievement of performance goals shall be accumulated until such award is earned, and the dividends or dividend equivalents shall not be paid if the performance goals are not satisfied.

Under Section 162(m) of the Code, the Company may not deduct certain compensation over $1,000,000 in any year to the Chief Executive Officer or any of the three other most highly compensated executive officers of the Company, other than the Chief Financial Officer, unless, among other things, this compensation is “qualified performance-based compensation” under Section 162(m) of the Code, and the material terms of the plan for such compensation are approved by stockholders. With reference to awards intended to be qualified performance-based compensation under Section 162(m) of the Code, the material terms of the Amended and Restated LTPP include the performance goal or goals and the maximum annual amount payable thereunder to any individual participant. The eligible class of persons for performance-based awards under the Amended and Restated LTPP is all employees of the Company and its subsidiaries. Awards that are intended to be qualified performance-based compensation under the Amended and Restated LTPP (other than stock options and SARs) may be granted only in accordance with the performance-based requirements of Section 162(m) of the Code, as set forth below.

The performance goals for performance-based awards under the Amended and Restated LTPP are any one or a combination of (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBT, EBIT or EBITDA; (iii) operating income or operating margin; (iv) net income; (v) net income or earnings per share; (vi) book value per share; (vii) return on equity; (viii) expense management (including without limitation, total general and administrative expense percentages); (ix) return on investment or on invested capital; (x) improvements in capital structure; (xi) profitability of an identifiable business unit or product; (xii) maintenance or improvement of profit margins; (xiii) stock price; (xiv) market share; (xv) revenue or sales (including, without limitation, net loans charged off, average finance receivables and DSO); (xvi) costs (including, without limitation, total general and administrative expense percentage); (xvii) cash flow or net funds provided; (xviii) working capital; (xix) total debt (including, without limitation, total debt as a multiple of EBIT or EBITDA), (xx) orders and (xxi) total stockholder return. The foregoing criteria may relate to us, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, may be applied on an absolute basis and/or be relative to one or more of our peer group companies or indices, or any combination thereof, and may be determined in accordance with GAAP or a non-GAAP or adjusted GAAP basis, all as the Compensation Committee will determine in its sole discretion. Specific performance periods (which may overlap with performance periods under outstanding performance-based awards), weightings of more than one performance goal and target levels of performance upon which actual payments will be based, as well as the award levels payable upon achievement of specified levels of performance, will be determined by the Compensation Committee no later than the last day of the first quarter of a given performance period (or such other date as may be required or permitted under Section 162(m) of the Code) and in any event at a time when achievement of such targets is substantially uncertain. These variables may change from award to award. The Compensation Committee may establish different performance objectives for each performance period, and may provide for multiple, overlapping performance periods. The Compensation Committee may provide, at the time when performance objectives are established with respect to a performance period (or at such later date as may be permitted under Section 162(m) of the Code), for the adjustment of such performance objectives as it deems equitable, based on objective criteria, in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Compensation Committee may determine to be appropriate, including, without limitation, the gain or loss on disposal of a business segment. To the extent set forth by the Compensation Committee in an individual participant’s award agreement or otherwise, in the event of (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, (ii) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, (iii) any material change in accounting policies or practices affecting the Company and/or the performance goals or targets, or (iv) any other unusual or nonrecurring event, the Compensation Committee shall make adjustments to the performance goals and/or targets, applied as of the date of the event, and based solely on objective criteria, so as to neutralize, in the Compensation Committee’s judgment, the effect of the event on the applicable performance based award.

The Compensation Committee must certify the achievement of the applicable performance goals and the actual amount payable to each participant under the performance-based awards prior to payment. The Compensation Committee may retain discretion to reduce, but not increase, the amount payable under a performance-based award to any participant, notwithstanding the achievement of targeted performance goals. Awards may be accelerated or otherwise adjusted in the event of the employee’s qualifying retirement, death or disability or in the event of a Change in Control of the Company, as described below.

The Compensation Committee also has the authority to grant awards under the Amended and Restated LTPP in substitution for or as the result of the assumption of stock incentive awards held by employees of other entities who become employees of the Company or a subsidiary as a result of a merger or acquisition of the entity. Such substitute awards will not be counted against the aggregate shares reserved for issuance under the Amended and Restated LTPP, nor shall such awards added back to the pool of shares reserved for issuance under the Amended and Restated LTPP. Additionally, in the event that a company acquired by the Company or any of its subsidiaries has shares available for issuance under a pre-existing plan approved by that company’s stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-

existing plans (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the Amended and Restated LTPP and shall not reduce the shares authorized for grant under the Amended and Restated LTPP; provided that awards using such available share shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company prior to such acquisition or combination.

Awards may be granted in connection with the surrender or cancellation of previously granted awards, or may be amended, under such terms and conditions, including numbers of shares and exercise price, exercisability or termination, that are the same as or different from the existing awards, all as the Compensation Committee may approve, except that no such grant or amendment may effect a repricing of the original award.

ADMINISTRATION; CHANGE IN CONTROL

The Amended and Restated LTPP provides that it shall be generally administered by the Compensation Committee (or subcommittee thereof) or another committee of our Board, constituted so as to permit awards under the Amended and Restated LTPP to comply with the ‘‘non-employee director’’ provisions of Rule 16b-3 under the Exchange Act and the ‘‘outside director’’ requirements of Section 162(m) of the Code. The Compensation Committee has the authority within the terms and limitations of the Amended and Restated LTPP to designate recipients of awards, determine or modify (so long as it does not effect a repricing of the original award, except in connection with adjustments for certain extraordinary transactions, as described below, or with the prior approval of the Company’s stockholders) the form, amount, terms, conditions, restrictions, and limitations of awards, including vesting provisions (subject to applicable limitations described below with respect to restricted stock), terms of exercise of an award, expiration dates and the treatment of an award in the event of the retirement, disability, death or other termination of a participant’s employment with the Company, and to construe and interpret the Amended and Restated LTPP. Such authority includes (subject to the limitations of the Amended and Restated LTPP) the discretion to accelerate vesting, extend the term or waive termination provisions or other restrictive conditions of outstanding awards.

The Compensation Committee is authorized to include specific provisions in award agreements relating to the treatment of awards in the event of a ‘‘Change in Control’’ of the Company and is authorized to take certain other actions in such an event. Change in Control under the Amended and Restated LTPP is defined generally to include: (i) a change in ownership involving a majority of the outstanding voting securities of the Company, (ii) a sale of all or substantially all of the assets of the Company or any successor thereto, (iii) the consummation of a merger, combination, consolidation, recapitalization, or other reorganization of the Company with one or more other entities that are not subsidiaries, if as a result of such transaction, less than 50 percent of the outstanding voting securities of the surviving or resulting corporation are beneficially owned by the stockholders of the Company immediately prior to such event; (iv) certain changes, during any period of 24 months or less, of 50 percent or more of the members of our Board, or (v) in the Compensation Committee’s sole discretion on a case-by-case basis with respect to outstanding awards to affected employees, the sale of a subsidiary, division or business unit.

The Compensation Committee may delegate to the officers or employees of the Company the authority to make grants under the Amended and Restated LTPP and to otherwise execute and deliver such instruments and documents and to take actions necessary, advisable or convenient for the effective administration of the Amended and Restated LTPP. It is intended generally that the awards under the Amended and Restated LTPP and the Amended and Restated LTPP itself comply with and be interpreted in a manner that, in the case of participants who are subject to Section 16 of the Exchange Act and for whom (or whose awards) the benefits of Rule 16b-3 are intended, satisfies the applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under that Section. Similarly and as described further below, it is intended generally that the awards under the Amended and Restated LTPP will not be granted, deferred, accelerated, extended, modified or paid in a manner that would result in the participant incurring any tax liability under Section 409A of the Code. The Amended and Restated LTPP provides that neither the Company nor any member of our Board or of the Compensation Committee shall have any liability to any person for any action taken or not taken in good faith under the Amended and Restated LTPP.

AMENDMENT AND TERMINATION

Our Board has the authority to amend, suspend or discontinue the Amended and Restated LTPP at any time, subject to any stockholder approval that may be required under applicable law and provided that no such action will affect any outstanding award in any manner adverse to the participant without the consent of the participant. Notwithstanding the foregoing, any amendment that would (i) materially increase the aggregate number of shares of Common Stock or other equity interests that may be issued under the Amended and Restated LTPP, (ii) materially modify the requirements as to eligibility for participation in the Amended and Restated LTPP, (iii) effect a repricing, or (iv) otherwise require stockholder approval under the listing standards of the NYSE or other law or regulation, shall be subject to stockholder approval. In addition, stockholder approval may be required to satisfy tax rules applicable to performance-based compensation under Section 162(m) of the Code or to subsequent grants of incentive stock options, or to satisfy other applicable legal requirements. Because the Compensation Committee retains the discretion to set and change the specific targets for each performance period under a performance-based award intended to be exempt from Section 162(m) of the Code, stockholder ratification of the performance goals will be required, in any event, at five-year intervals in the future to exempt awards granted under the Amended and Restated LTPP from the limitations on deductibility thereunder.

AUTHORIZED SHARES; OTHER PROVISIONS; NON-EXCLUSIVITY

If the Amended and Restated LTPP is approved by the Company’s stockholders, the maximum number of shares of the Common Stock that may be granted in respect of awards under the Amended and Restated LTPP may not exceed 2,570,000 shares, minus any shares of stock subject to awards granted after March 26, 2013 under the Amended and Restated LTPP or the DSIP. For purposes of this share limit, each share of Common Stock that may be granted pursuant to “full value” awards (i.e., all awards other than stock options or SARs, which will be counted as 1.00 share), or awards under the DSIP, will be counted as 1.68 shares. In addition, (i) the maximum number of shares of Common Stock that may be issued pursuant to incentive stock option awards (i.e., stock options granted in accordance with Section 422 of the Code) is 2,570,000, (ii) the maximum number of shares of Common Stock that may be issuable (or payable in cash by reference to such shares) under stock options or SARs granted during a calendar year to any employee shall be 700,000 and (iii) the maximum number of shares of Common Stock or share units that may be issued (or payable in cash by reference to such shares) under other performance-based awards during a calendar year to any employee shall be 700,000. For non-employee directors, the maximum number of shares of Common Stock that may be issuable (or payable in cash by reference to such shares) subject to awards granted during a calendar year, excluding any cash fees deferred in the form of restricted stock or other share-based awards, shall not exceed $400,000 in total value (which shall be calculated for awards granted under the Amended and Restated LTPP based on the grant date fair value of such awards for financial reporting purposes).

The number and kind of shares available for grant and the shares subject to outstanding awards (as well as individual share limits on awards and exercise prices of awards) shall be adjusted to reflect the effect of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, extraordinary dividend or other distribution or other similar transaction. After March 26, 2013, any unexercised or undistributed portion of any expired, cancelled, terminated or forfeited award, or award under the DSIP, will again be available for award under the Amended and Restated LTPP, whether or not the participant has received benefits of ownership (such as dividends or dividend equivalents or voting rights) during the period in which the participant’s ownership was restricted or otherwise not vested. However, after March 26, 2013 the following shares of Common Stock shall not become available for regrant under the Amended and Restated LTPP: (i) shares tendered by participants or withheld by the Company as full or partial payment to the Company upon exercise of stock options or other awards granted under the Amended and Restated LTPP, or options or other awards under the DSIP; (ii) shares reserved for issuance upon the grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs under the Amended and Restated LTPP, or SARs under the DSIP; (iii) shares withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations upon the exercise of stock options or SARs under the Amended and Restated LTPP, or SARs under the DSIP; and (iv) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options under the Amended and Restated LTPP or options granted under the DSIP. Any shares that again become available for grant pursuant to the foregoing sentence after March 26, 2013 will be added back as: (i) 1.00 share for every share of Common Stock subject to options or SARs; and (ii) 1.68 shares for every share of Common Stock subject to “full value” awards granted under the Amended and Restated LTPP or under the DSIP. With respect to the individual share limits on performance-based awards, awards that are cancelled will be counted against the applicable limits to the extent required by Section 162(m) of the Code.

UPON APPROVAL OF THE AMENDED AND RESTATED LTPP BY THE COMPANY’S STOCKHOLDERS, THE COMPANY INTENDS TO REGISTER UNDER THE SECURITIES ACT THE ADDITIONAL 1,471,094 SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE AMENDED AND RESTATED LTPP.

Full payment for shares purchased on exercise of any option or received under any other award, along with payment of any required tax withholding, must be made in cash prior to the delivery of the underlying shares or, if permitted by the Compensation Committee, in shares of Common Stock delivered by the participant or withheld from an award, or any combination thereof, or pursuant to such “cashless exercise” procedures as may be permitted by the Compensation Committee.

Except as specifically provided under an individual participant’s award agreement approved by the Compensation Committee, the minimum vesting period for awards of restricted stock is three years from the grant date (or one year in the case of restricted stock awards that are performance-based awards) and may not be accelerated to an earlier date except in the event of the participant’s death, permanent disability or in the event of a Change in Control; provided, however, that the foregoing shall not apply to awards to non-employee directors (in their capacity as such). The Amended and Restated LTPP does not impose any minimum vesting periods on other types of awards, and the Compensation Committee may establish the vesting requirements (if any) for such awards in its sole discretion.

The Amended and Restated LTPP will be governed by Delaware law.

The Amended and Restated LTPP is not exclusive and does not limit the authority of the Company, our Board or the Compensation Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of federal income tax consequences to participants and the Company relating to non-qualified and incentive stock options and certain other awards that may be granted under the Amended and Restated LTPP. This discussion does not purport to cover all tax consequences relating to stock options and other awards.

An optionee will not recognize income upon the grant of a non-qualified stock option to purchase shares of Common Stock. Upon exercise of the option, the optionee will recognize ordinary compensation income equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the option price for such Common Stock. The tax basis of the Common Stock acquired by exercising an option in the hands of the optionee will equal the option price for the Common Stock plus the amount of ordinary compensation income the optionee recognizes upon exercise of the option, and the holding period for the Common Stock will commence on the day the option is exercised. An optionee who sells Common Stock acquired by exercising an option will recognize capital gain or loss measured by the difference between the tax basis of the Common Stock and the amount realized on the sale. Such gain or loss will be long-term if the Common Stock is held for more than 12 months after exercise, and short-term if held for 12 months or less after exercise. The Company or a subsidiary will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee. The deduction will be allowed at the same time the optionee recognizes the income.

An optionee will not recognize income upon the grant of an incentive stock option to purchase shares of Common Stock, and will not recognize income upon exercise of the option, provided such optionee was an employee of the Company or a subsidiary at all times from the grant date until three months prior to exercise (or one year prior to exercise in the event of disability). Generally, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option price will be includable in alternative minimum taxable income for purposes of determining alternative minimum tax and such amount will be added to the tax basis of such Common Stock for purposes of determining alternative minimum taxable income in the year the Common Stock is sold. Where an optionee who has exercised an incentive stock option sells the shares acquired upon exercise more than two years after the grant date and more than one year after exercise, long-term capital gain or loss will be recognized equal to the difference between the sales price and the option price. An optionee who sells such shares within two years after the grant date or within one year after exercise will recognize ordinary compensation income in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the amount paid for the shares, or (ii) the excess of the amount realized on the sale over the adjusted basis in the shares. Any remaining gain or loss will be treated as a capital gain or loss. The Company or a subsidiary will be entitled to a deduction equal to the amount of ordinary compensation income recognized by the optionee in this case. The deduction will be allowable at the same time the optionee recognizes the income.

The current federal income tax consequences of other awards authorized under the Amended and Restated LTPP generally follow certain basic patterns: SARs are taxed to the individuals and deductible by the Company in substantially the same manner as non-qualified stock options; and nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the Common Stock over the purchase price (if any) at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the grant date); in each of the foregoing cases, the Company will generally have (at the time the participant recognizes income) a corresponding deduction.

If, as a result of a Change in Control event, a participant’s stock options or SARs or other rights become immediately exercisable, or restrictions immediately lapse on an award, or cash, shares or other benefits covered by another type of award are immediately vested or issued, the additional economic value, if any, attributable to the acceleration or issuance may be deemed a “parachute payment” under Section 280G of the Code. In such case, the participant may be subject to a 20% non-deductible excise tax as to all or a portion of such economic value, in addition to any income tax payable. The Company will not be entitled to a deduction for that portion of any parachute payment that is subject to the excise tax.

Notwithstanding any of the foregoing discussions with respect to the deductibility of compensation under the Amended and Restated LTPP, Section 162(m) of the Code would render non-deductible to the Company certain compensation in excess of $1,000,000 in any year to our NEOs (other than our Chief Financial Officer), unless such excess compensation is “performance-based” (as defined in Section 162(m) of the Code) or is otherwise exempt from Section 162(m) of the Code. The applicable conditions of an exemption for a performance-based compensation plan include, among others, a requirement that the stockholders approve the material terms of the plan. Stock options, SARs and certain (but not all) other types of awards may be granted to qualify for the exemption for performance-based compensation under Section 162(m) of the Code.

Section 409A of the Internal Revenue Code generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the Amended and Restated LTPP may constitute “deferred compensation” within the meaning of and subject to Section 409A. The Amended and Restated LTPP and award agreements entered into under the Amended and Restated LTPP are intended to be interpreted and operated in accordance with Section 409A, including any regulations or guidance issued by the Treasury Department, and contains a number of provisions intended to avoid the imposition of additional tax on the Amended and Restated LTPP participants under Section 409A (though each participant is solely responsible and liable for the satisfaction of all taxes and penalties in respect of any payments or benefits delivered in connection with the Amended and Restated LTPP, including taxes and penalties under Section 409A). Our Board may amend the Amended and Restated LTPP, and the Compensation Committee may amend outstanding awards thereunder, while preserving the intended benefits of awards granted under the Amended and Restated LTPP to avoid the imposition of an additional tax under Section 409A. In addition, it is intended under the Amended and Restated LTPP that no award be granted, deferred, accelerated, extended, paid out or modified under the Amended and Restated LTPP, and no award agreement be interpreted, in a manner that would result in the imposition of an additional tax under Section 409A on a participant. If it is reasonably determined that a payment with respect to an award would result in tax liability to a participant under 409A, the Company will not make the payment when otherwise required and instead will make the payment on the first day that payment would not result in the tax liability.